Exhibit 99.1

FOR IMMEDIATE RELEASE
January 17, 2005
CONTACT:  Jerry L. Calvert
(864) 594-5690 (Work)
(864) 590-8858 (Cell)

Spartanburg -Based First National Bancshares, Inc. Announces 56% Increase in Record Earnings, Growth of 39% in Assets for Calendar Year 2005-

Spartanburg, SC, January 17, 2005 --First National Bancshares, Inc. (NASDAQ: FNSC), the bank holding company for First National Bank of the South, today reported an increase of 56.2% in net income for the year ended December 31, 2005, to $2.84 million or $0.82 per diluted share, compared to $1.82 million or $0.55 per diluted share in the same period last year.

Total assets ended the year at $328.7 million, an increase of 39.1% over total assets of $236.3 million a year ago.   Total loans increased 33.4% to $251.4 million as compared to $188.5 million as of December 31, 2004.  Deposits ended the quarter at $271.7 million compared to $191.8 million as of December 31, 2004, or an increase of 41.7%.

For the quarter, First National posted net income of $831,000 or an increase of 25.2% over net income of $664,000 for the same period last year.  Earnings per diluted share rose to $0.23 for the quarter, an increase of 15.0% over $0.20 per diluted share for the quarter ended December 31, 2004.  All of the above references to earnings per share amounts have been adjusted to reflect the 3 for 2 stock split to be distributed on January 18, 2006.

Jerry L. Calvert, President and CEO, stated, “We are very excited with our record setting financial performance, as well as all that we accomplished in 2005.  Thanks to our customers, we achieved record earnings and were able to expand on our growth strategies.”

Mr. Calvert continued, “2005 was an outstanding year.  We exceeded $300 million in assets, completed a successful secondary stock offering, and our company’s stock was listed on the NASDAQ National Market. We also converted our Mount Pleasant loan production office into a full service branch, our first in the Charleston, South Carolina market.  This momentum is carrying us into 2006 with the recent announcement of a planned loan production office in Columbia, South Carolina and the recent addition of several key lenders to our team in each of our markets.”

The primary reason for the growth in earnings during 2005 is the growth in net interest income, mainly due to the 35.2% increase in average earning assets and an increase in the net interest margin of 26 basis points during the year.  The thirteen prime rate increases totaling 300 basis points during 2004 and 2005 have also had a positive effect on earnings since the bank’s interest rate risk position continues to be asset-sensitive.

In addition, the allowance for loan losses was recorded at 1.08% of loans as of December 31, 2005 as compared to 1.20% of loans as of December 31, 2004, reflecting our confidence in the credit quality in the loan portfolio. Net chargeoffs as a percentage of average loans have consistently been below industry averages since the bank’s inception. Management continues to review and evaluate the allowance for loan losses based on the performance of the loan portfolio.

First National’s stock price closed at $30.70 on January 13, 2006.

First National Bancshares, Inc. is a bank holding company based in Spartanburg, South Carolina. Its stock is traded on the NASDAQ National Market under the symbol FNSC.  It was incorporated in 1999 to conduct general banking business through its wholly-owned subsidiary, First National Bank of the South.

First National Bank of the South provides a wide range of financial services to consumer and commercial customers through two divisions.  The banking division operates three full service offices in Spartanburg County under the name First National Bank of Spartanburg and a newly opened office under the name of First National Bank of the South in Mount Pleasant, South Carolina. The small business lending division operates under the name First National Business Capital.  The division is based in Greenville and provides small business lending services to customers in the Carolinas and Georgia.  First National also offers trust and investment management services to its customers through an alliance with Colonial Trust Company which has offices in Spartanburg and Greenville.   Additional information about First National is available on its web site at www.firstnational-online.com.

Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations and confidence in our loan quality, as well as any other statements that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  For a more detailed description of factors that could cause or contribute to such differences, please see First National’s filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. First National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

	For the Year Ended December 31,
Income Statement Data (unaudited)			Increase/ (Decrease)
	2005	2004

	($’s In Thousands)
Net interest income	$9,511	$6,513	46.0%
Provision for loan losses	594	679	(12.5)%
Noninterest income	1,855	1,771	4.7%
Noninterest expense	6,476	4,967	30.4%
Income tax expense	1,461	823	77.5%
Net income	$2,835	$1,815	56.2%
Net interest margin	3.52%	3.26%	8.0%
Return on average assets	1.01%	0.87%	16.1%
Return on average equity	17.72%	13.87%	27.8%
Efficiency ratio	56.98%	59.94%	(4.9)%
Net charge-offs to average total loans	0.06%	0.03%	100%
Earnings per diluted share(2)	$0.82	$0.55	49.1%
Weighted average shares outstanding
Basic(2)	2,770,265	2,704,269	2.4%
Diluted(2)	3,468,312	3,287,547	5.5%

	As of December 31,
Selected Balance Sheet Data (unaudited)			Increase/ (Decrease)
	2005	2004

	($’s In Thousands)
Assets	$328,679	$236,344	39.1%
Loans, net of unearned income	251,405	188,508	33.4%
Allowance for loan losses	2,719	2,259	20.4%
Deposits	271,695	191,811	41.7%
Shareholders’ equity	22,029	13,911	58.4%
Book value per share(2)	$7.04	$5.14	37.0%

	For the Quarter Ended December 31,
Income Statement Data (unaudited)			Increase/ (Decrease)
	2005	2004

	($’s In Thousands)
Net interest income	$2,699	$1,934	39.6%
Provision for loan losses	88	86	2.3%
Noninterest income	556	503	10.5%
Noninterest expense	1,912	1,405	36.1%
Income tax expense	424	282	50.4%
Net income	$831	$664	25.2%
Net interest margin(1)	3.63%	3.54%	2.5%
Return on average assets(1)	1.08%	1.16%	(6.9)%
Return on average equity(1)	17.09%	19.00%	(10.1)%
Efficiency ratio(1)	58.74%	57.68%	1.8%
Net charge-offs to average total loans(1)	0.10%	0.06%	66.7%
Earnings per diluted share(2)	$0.23	$0.20	15.0%
Weighted average shares outstanding
Basic(2)	2,963,550	2,704,269	9.6%
Diluted(2)	3,646,937	3,388,475	7.6%

(1)	Annualized for the three month periods.
(2)	Amounts have been restated for 3 for 2 stock split to be distributed on January 18, 2006.

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